Exhibit 4.2

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

by and between

ATLAS RESOURCE PARTNERS, L.P.

and

R/C ENERGY IV TGP HOLDINGS, L.P.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of July 25, 2012, by and between Atlas Resource Partners, L.P., a Delaware limited partnership (“Atlas”), and R/C ENERGY IV TGP HOLDINGS, L.P. (the “Majority Holder”), as holder of 98.60% of the outstanding Class A Units of TITAN OPERATING L.L.C., a Texas limited liability company (“Titan”).

WHEREAS, this Agreement is made in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of May 17, 2012, by and among Atlas, Titan Merger Sub, LLC, a Texas limited liability company and an indirect wholly-owned subsidiary of Atlas, and Titan (the “Merger Agreement”) and the issuance of the Atlas Units (as defined herein) on the Closing Date pursuant to the Merger Agreement;

WHEREAS, Atlas has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the holders of Titan Class A Units who receive or will receive Atlas Units on the Closing Date (each, a “Titan Unitholder” and collectively, the “Titan Unitholders”) as part of the Merger Consideration (as defined in the Merger Agreement); and

WHEREAS, it is a condition to the obligations of Atlas and Titan under the Merger Agreement that this Agreement be executed and delivered.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Merger Agreement. The terms set forth below are used herein as so defined:

“Agreement” has the meaning specified therefor in the introductory paragraph.

“Atlas” has the meaning specified therefor in the introductory paragraph.

“Atlas Common Units” means units representing common limited partner interests of Atlas issued pursuant to the transactions contemplated by the Merger Agreement.

“Atlas Units” means Atlas Common Units and Atlas Preferred Units.

“Atlas Preferred Units” means units representing preferred mandatory convertible limited partner interests of Atlas, as described the Limited Partnership Agreement of Atlas, as amended as of the date hereof, issued pursuant to the transactions contemplated by the Merger Agreement.

“Atlas SEC Documents” means all forms, registration statements, reports, schedules and statements required to be filed by Atlas under the Exchange Act or the Securities Act.

“Business Combination Event” has the meaning specified therefor in Section 2.01(b) of this Agreement.

“Closing Date” has the meaning specified therefor in the Merger Agreement.

“Common Unit Price” means the volume weighted average closing price of the Atlas Common Units (as reported by The New York Stock Exchange) for the ten trading days immediately preceding the date on which the determination is made.

“Effectiveness Period” has the meaning specified therefor in Section 2.01(a)(i) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“File Date” has the meaning specified therefor in Section 2.01(a)(i) of this Agreement.

“Holder” means a holder of any Registrable Securities.

“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Atlas dated as of March 13, 2012, as amended hereby and as may be amended from time to time.

“Liquidated Damages” has the meaning specified therefor in Section 2.01(a)(ii) of this Agreement.

“Liquidated Damages Multiplier” means the product of $26.03 times the number of Atlas Units received by such Titan Unitholder.

“Losses” has the meaning specified therefor in Section 2.08 of this Agreement.

“Majority Holder” has the meaning specified therefor in the introductory paragraph and includes and any Person to whom R/C Energy IV TGP Holdings, L.P. transfers a majority of the Registrable Securities in accordance with the terms of the Limited Partnership Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.

“Merger Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Opt Out Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Parity Holders” has the meaning specified therefor in Section 2.02(b) of this Agreement

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

“Piggyback Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Prior Registration Rights Agreement” means the Registration Rights Agreement dated as of April 30, 2012 by and among Atlas and the purchasers named therein.

“Prior Selling Holders” means the “Selling Holders” under the Prior Registration Rights Agreement.

“Registrable Securities” means: (i) the Atlas Common Units issued pursuant to the Merger Agreement, (ii) the Atlas Common Units issuable upon the conversion of the Atlas Preferred Units, and (iii) any Atlas Common Units issued as Liquidated Damages pursuant to this Agreement, all of which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof; provided, however, that for purposes of calculating any Liquidated Damages under Section 2.01(a)(ii) or Section 2.01(c) of this Agreement, “Registrable Securities” includes only Atlas Common Units then currently issued and outstanding.

“Registration Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.

“Registration Period” has the meaning specified therefor in Section 1.02 of this Agreement.

“Registration Statement” has the meaning specified therefor in Section 2.01(a)(i) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Selling Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.08 of this Agreement

“Subsidiary” means, as to Atlas, any corporation or other entity of which at least 51% of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Atlas or one or more of its Subsidiaries.

“Target Effective Date” has the meaning specified therefor in Section 2.01(a)(i) of this Agreement.

“Titan Unitholder” has the meaning specified therefor in the recitals of this Agreement.

“Titan Unitholder Underwriter Registration Statement” has the meaning specified therefor in Section 2.04(n) of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when: (a) a registration statement covering such Registrable Security is effective and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force) under the Securities Act; (c) one year after the date on which the Registration Statement becomes effective; (d) such Registrable Security is held by Atlas or one of its Subsidiaries; or (e) such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities (but shall not include any such sale or transfer pursuant to a total return swap or similar transaction with respect to such Registrable Security) provided that the one-year period referenced in clause (c) shall be extended by a number of days equal to the duration of all suspension periods pursuant to Section 2.01(b) or Section 2.06 (such period together with any extensions, the “Registration Period”).

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Registration.

(a) Registration.

(i) Deadline To File and Go Effective. As soon as practicable following the date of this Agreement, but in any event prior to the date that is six months after the date of this Agreement (the “File Date”), Atlas shall prepare and file a registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force), with respect to all of the Registrable Securities (the “Registration Statement”). Atlas shall use its commercially reasonable efforts to cause the Registration Statement to become effective no later than March 31, 2013 (the “Target Effective Date”). A Registration Statement filed pursuant to this Section 2.01(a)(i) shall be on an S-3 registration form of the SEC if Atlas is eligible to use Form S-3 or an S-1 registration form of the SEC if Atlas is not eligible to use Form S-3 (or such other form permissible under the Securities Act). Atlas will use its commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 2.01(a)(i) to be continuously effective under the Securities Act until the earlier of (i) the date as of which all such Registrable Securities are sold by the Titan Unitholders and (ii) the first day after the end of the Registration Period (the “Effectiveness Period”). The Registration Statement when effective (including the documents incorporated therein by reference) shall comply as to form with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(ii) Failure To Go Effective.

(A) If the Registration Statement required by Section 2.01(a)(i) is not effective by the Target Effective Date, then each Titan Unitholder shall be entitled to a payment with respect to such Titan Unitholder’s Registrable Securities, as liquidated damages and not as a penalty, of 0.50% of the Liquidated Damages Multiplier per 30-day period for the first 30 days following the Target Effective Date, increasing by an additional 0.50% of the Liquidated Damages Multiplier per 30-day period for each subsequent 30 days, up to a maximum of 2.00% of the Liquidated Damages Multiplier per 30-day period (the “Liquidated Damages”). The Liquidated Damages payable pursuant to the immediately preceding sentence shall be payable within ten Business Days of the end of each such 30-day period. Liquidated Damages for any period of less than 30-days shall be prorated by multiplying Liquidated Damages to be paid in a full 30-day period by a fraction, the numerator of which is the number of days for which Liquidated Damages are owed, and the denominator of which is 30.

(B) Any Liquidated Damages payable under Section 2.01(a)(ii)(A) or Section 2.01(c) shall be paid to each Titan Unitholder in cash or immediately available funds; provided, however, if Atlas certifies that it is unable to pay Liquidated Damages in cash or immediately available funds because such payment would result in a breach under any of Atlas’s or Atlas’s Subsidiaries’ credit facilities or other indebtedness filed as exhibits to the Atlas SEC Documents, then Atlas may pay the Liquidated Damages in kind in the form of the issuance of additional Atlas Common Units. Upon any issuance of Atlas Common Units as Liquidated Damages, Atlas shall promptly prepare and file an amendment to the Registration Statement prior to its effectiveness adding such Atlas Common Units as additional Registrable Securities. The determination of the number of Atlas Common Units to be issued as Liquidated Damages shall be equal to the amount of Liquidated Damages divided by the Common Unit Price as of the date on which the Liquidated Damages payment is due, less a discount of 2%. Any obligation of Atlas to pay Liquidated Damages (other than Liquidated Damages owing but not yet paid) to a Titan Unitholder shall cease one year after the date on which the Registration Statement becomes effective.

(C) As soon as practicable following the date that the Registration Statement or any post-effective amendment thereto becomes effective, but in any event within two Business Days of such date, Atlas shall provide the Titan Unitholders with written notice of the effectiveness of the Registration Statement.

(iii) Waiver of Liquidated Damages. If Atlas is unable to cause a Registration Statement to become effective by the Target Effective Date as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then Atlas may request a waiver of the Liquidated Damages, which may be granted or withheld by the consent of the Holders of two-thirds of the aggregate of the Registrable Securities (assuming that the Atlas Preferred Units have been converted in accordance with the terms thereof) in their sole discretion.

(b) Delay Rights. Notwithstanding anything to the contrary contained herein, Atlas may, upon written notice to all of the Selling Holders whose Registrable Securities are included in the Registration Statement, suspend such Selling Holders’ use of any prospectus which is a part of the Registration Statement (in which event each such Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Registration Statement but such Selling Holder may settle any contracted sales of Registrable Securities), if (i) Atlas is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Atlas determines in good faith that Atlas’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Registration Statement, (ii) Atlas has completed an acquisition, merger or other business combination transaction that would require the preparation and filing with the SEC of financial statements pursuant to Rule 3-05 of Regulation S-X promulgated by the SEC (or a successor regulation) (a “Business Combination Event”), or (iii) Atlas has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of Atlas, would materially adversely affect Atlas; provided, however, in no event shall such Selling Holders be suspended under clauses (i) or (iii) of this Section 2.01(b) from selling Registrable Securities pursuant to the Registration Statement for a period that exceeds an aggregate of 30 days in any 90-day period or 90 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, Atlas shall (A) provide prompt notice to the Selling Holders whose Registrable Securities are included in the Registration Statement, (B) promptly terminate any suspension of sales it has put into effect and (C) take such other actions to permit sales of Registrable Securities as contemplated in this Agreement.

(c) Additional Rights to Liquidated Damages. If (i) the Holders shall be prohibited from selling their Registrable Securities under the Registration Statement as a result of a suspension pursuant to Section 2.01(b)(i) or (iii) of this Agreement in excess of the periods permitted in Section 2.01(b) or (ii) the Registration Statement is filed and effective but, during the Effectiveness Period, except as a result of a Business Combination Event, thereafter ceases to be effective or fails to be usable for its intended purpose without being succeeded within a reasonable time by a post-effective amendment to the Registration Statement, a supplement to the prospectus or a report filed with the SEC pursuant to Section 13(a), 13(c), 14 or l5(d) of the Exchange Act, then, for the period until the suspension is lifted or a post-effective amendment, supplement or report is filed with the SEC and effective, but not including any day on which a suspension is lifted or such amendment, supplement or report is filed and effective, if applicable, Atlas shall owe the Holders an amount equal to the Liquidated Damages as liquidated damages and not as a penalty. Subject to Section 2.01(a)(ii)(B), such Liquidated Damages under this Section 2.01(c) shall be payable within ten Business Days of (x) the end of the suspension period or (y) the date a post-effective amendment, supplement or report is filed with the SEC and effective.

Section 2.02 Piggyback Rights.

(a) Participation. If at any time during the Registration Period, Atlas proposes to file (i) a shelf registration statement other than the Registration Statement (in which event Atlas covenants and agrees to include thereon a description of the transaction under which the Titan Unitholders acquired the Registrable Securities), (ii) a prospectus supplement to an effective shelf registration statement, other than the Registration Statement contemplated by Section 2.01(a)(i) of this Agreement and Holders could be included without the filing of a post-effective amendment thereto, or (iii) a registration statement, other than a shelf registration statement, in either case, for the sale of Atlas Common Units in an Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than three Business Days prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement, as the case may be, then Atlas shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering to the Majority Holder and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Atlas Common Units (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if Atlas has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have a material adverse effect on the price, timing or distribution of the Atlas Common Units in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b) of this Agreement. The notice required to be provided in this Section 2.02(a) to the Majority Holder (the “Piggyback Notice”) shall be provided on a Business Day pursuant to Section 3.01 hereof. Promptly upon receipt of the Piggyback Notice, the Majority Holder shall notify the other Holders (if any) of the opportunity to include in the Underwritten Offering such number of Atlas Common Units as each such Holder may request in writing. Each Holder shall then have three Business Days after the date on which the Majority Holder received the Piggyback Notice to request inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Atlas shall determine for any reason not to undertake or to delay such Underwritten Offering, Atlas may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to Atlas of such withdrawal up to and including the time of pricing of such offering. Each Holder’s rights under this Section 2.02(a) shall terminate when such Holder (together with any Affiliates of such Holder) holds, directly or indirectly, less than $15 million in the aggregate of Registrable Securities, based on the Common Unit Price.

(b) Priority of Rights. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Atlas Common Units included in an Underwritten Offering involving Included Registrable Securities advises Atlas, or Atlas reasonably determines, that the total amount of Registrable Securities that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a material adverse effect on the price, timing or distribution of the Atlas Common Units offered or the market for the Atlas Common Units, then the Registrable Securities to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises Atlas, or Atlas reasonably determines, can be sold without having such adverse effect, with such number to be allocated (i) first, to Atlas, and (ii) second, pro rata among all Selling Holders, Prior Selling Holders and holders of any other securities of Atlas having rights of registration on parity with the Registrable Securities (“Parity Holders”) who have requested participation in such Underwritten Offering. The pro rata allocations for each such Selling Holder shall be the product of (A) the aggregate number of Registrable Securities proposed to be sold by all Selling Holders, Prior Selling Holders and Parity Holders participating in the Underwritten Offering multiplied by (B) the fraction derived by dividing (x) the number of Registrable Securities owned on such time by such Selling Holder by (y) the aggregate number of Registrable Securities owned at such time by all Selling Holders, prior Selling Holders and Parity Holders participating in the Underwritten Offering. All participating Selling Holders, Prior Selling Holders and Parity Holders shall have the opportunity to share pro rata that portion of such priority allocable to any Selling Holder(s), Prior Selling Holder(s) or Parity Holders not so participating.

Section 2.03 Underwritten Offering.

(a) Request for Underwritten Offering. In the event that one or more Holders collectively holding, directly or indirectly, greater than $40 million of Registrable Securities, based on the Common Unit Price, elect to dispose of Registrable Securities under the Registration Statement pursuant to an Underwritten Offering, Atlas shall retain underwriters, effect such sale though an Underwritten Offering, including entering into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08 and take all reasonable actions as are requested by the Managing Underwriter or Underwriters to expedite or facilitate the disposition of such Registrable Securities. Atlas management shall participate in a roadshow or similar marketing effort on behalf of any such Holder or Holders if gross proceeds from such Underwritten Offering are reasonably expected to exceed $40 million.

(b) Limitation on Underwritten Offerings. In connection with any and all rights granted hereunder to the Holders to cause Atlas to engage underwriters to conduct an Underwritten Offering on behalf of the Holders, in no event shall Atlas be required to do more than two such Underwritten Offerings in the aggregate.

(c) General Procedures. In connection with any Underwritten Offering under this Agreement, Atlas shall be entitled to select the Managing Underwriter or Underwriters. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and Atlas shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Atlas to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with Atlas or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf, its intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Atlas and the Managing Underwriter; provided, however, that such withdrawal must be made at a time up to and including the time of pricing of such Underwritten Offering. No such withdrawal or abandonment shall affect Atlas’s obligation to pay Registration Expenses.

Section 2.04 Sale Procedures. In connection with its obligations under this Article II, Atlas will, as expeditiously as possible:

(a) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to cause the Registration Statement to be effective and to keep the Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement;

(b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that Atlas will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d) promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Registration Statement or any other registration statement contemplated by this Agreement or any prospectus to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to the Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(e) immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Atlas of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Atlas agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(g) in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for Atlas dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “cold comfort” letter, dated the date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Atlas’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities and such other matters as such underwriters or Selling Holders may reasonably request;

(h) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(i) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Atlas personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that Atlas need not disclose any such information to any such representative unless and until such representative has entered into or is otherwise subject to a confidentiality agreement with Atlas satisfactory to Atlas;

(j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Atlas are then listed;

(k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Atlas to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(m) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities;

(n) If any Titan Unitholder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Registrable Securities of such Titan Unitholder pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement, a “Titan Unitholder Underwriter Registration Statement”), then, until the Registration Period ends, Atlas will cooperate with such Titan Unitholder in allowing such Titan Unitholder to conduct customary “underwriter’s due diligence” with respect to Atlas and satisfy its obligations in respect thereof. In addition, until the Registration Period ends, at any Titan Unitholder’s request, Atlas will furnish to such Titan Unitholder, on the date of the effectiveness of any Titan Unitholder Underwriter Registration Statement and thereafter no more often than on a quarterly basis, (i) a letter, dated such date, from Atlas’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Titan Unitholder, (ii) an opinion, dated as of such date, of counsel representing Atlas for purposes of such Titan Unitholder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Titan Unitholder and (iii) a standard officer’s certificate from the Chief Executive Officer and Chief Financial Officer of Atlas addressed to such Titan Unitholder; provided, however, that Atlas’s obligations with respect to this Section 2.04(n) shall be limited to one time, with an additional bring down request within 30 days of the date of such documents. Atlas will also permit one legal counsel to such Titan Unitholder (s) to review and comment upon any Titan Underwriter Registration Statement at least five Business Days prior to its filing with the SEC and all amendments and supplements to any such Titan Unitholder Underwriter Registration Statement within a reasonable number of days prior to their filing with the SEC and not file any Titan Unitholder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Titan Unitholder’s legal counsel reasonably objects;

(o) Each Selling Holder, upon receipt of notice from Atlas of the happening of any event of the kind described in Section 2.04(e) of this Agreement, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(e) of this Agreement or until it is advised in writing by Atlas that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Atlas, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to Atlas (at Atlas’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice; and

(p) If requested by a Titan Unitholder, Atlas shall: (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Titan Unitholder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement.

Section 2.05 Cooperation by Holders. Atlas shall have no obligation to include in the Registration Statement Registrable Securities of a Holder, or in an Underwritten Offering pursuant to Section 2.02 Registrable Securities of a Selling Holder, who has failed to timely furnish such information that Atlas determines, after consultation with counsel, is reasonably required to be furnished or conformed in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities. For a period of 365 days from the date of this Agreement, each Holder agrees not to effect any public sale or distribution of the Registrable Securities for a period of up to 30 days following completion of an Underwritten Offering of equity securities by Atlas (except as provided in this Section 2.06); provided, however, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers or directors or any other unitholder of Atlas on whom a restriction is imposed in connection with such public offering.

Section 2.07 Expenses.

(a) Certain Definitions. “Registration Expenses” means all expenses incident to Atlas’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Registration Statement pursuant to Section 2.01 hereof or an Underwritten Offering covered under this Agreement, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and The New York Stock Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses and the fees and disbursements of one counsel to the Holders and independent public accountants for Atlas, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts, selling commissions and fees of underwriters’ counsel allocable to the sale of the Registrable Securities.

(b) Expenses. Atlas will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to such Underwritten Offering. In addition, except as otherwise provided in Section 2.08 hereof, Atlas shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.08 Indemnification.

(a) By Atlas. In the event of an offering of any Registrable Securities under the Securities Act pursuant to this Agreement, Atlas will indemnify and hold harmless each Selling Holder thereunder, its Affiliates that own Registrable Securities and their respective directors and officers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, and its directors and officers (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading or arise out of or are based upon a Selling Holder being deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Atlas’s securities, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Atlas will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such Selling Holder, its directors or officers or any underwriter or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

(b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Atlas, its directors and officers, and each Person, if any, who controls Atlas within the meaning of the Securities Act or of the Exchange Act, and its directors and officers, to the same extent as the foregoing indemnity from Atlas to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Registration Statement or any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.08. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.09 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, Atlas agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding Atlas available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b) file with the SEC in a timely manner all reports and other documents required of Atlas under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish, unless otherwise available at no charge by access electronically to the SEC’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Atlas, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause Atlas to register Registrable Securities granted by Atlas under this Article II may only be transferred or assigned by any Titan Unitholder if (a) such transferee or assignee is an Affiliate of a Titan Unitholder, (b) Atlas is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) such transferee or assignee assumes in writing responsibility for its portion of the obligations of the Titan Unitholder under this Agreement.

Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, Atlas shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of Atlas that would allow such current or future holder to require Atlas to include securities in any registration statement filed by Atlas on a basis that is superior in any way to the piggyback rights granted to such Titan Unitholders hereunder.

ARTICLE III

MISCELLANEOUS

Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:

(a) if to Atlas, to the address set forth on its signature page;

(b) if to Titan, to the address set forth on its signature page;

(c) if to a Titan Unitholder, to the address set forth for such Titan Unitholder on Exhibit A hereto; and

(d) if to a transferee or assignee of a Titan Unitholder, to such Holder at the address provided pursuant to Section 2.10 hereof.

All such notices and communications shall be deemed to have been received: at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or electronic mail; and when actually received, if sent by courier service or any other means.

Section 3.02 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, and inure to the benefit of and be binding upon the Holders and, only to the extent that the transfer of rights of a Holder is permitted by Section 2.10 hereof, subsequent Holders to the extent permitted herein.

Section 3.03 Aggregation of Atlas Units. All Atlas Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.04 Recapitalization, Exchanges, Etc. Affecting the Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Atlas or any successor or assign of Atlas (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.

Section 3.05 Change of Control. Atlas shall not merge, consolidate or combine with any other Person unless the agreement providing for such merger, consolidation or combination expressly provides for the continuation of the registration rights specified in this Agreement with respect to the Registrable Securities or other equity securities issued pursuant to such merger, consolidation or combination.

Section 3.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.08 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.09 Governing Law. The Laws of the State of New York shall govern this Agreement without regard to principles of conflict of Laws.

Section 3.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Atlas set forth herein. This Agreement and the Merger Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.12 Amendment. This Agreement may be amended only by means of a written amendment signed by Atlas and the Holders of a majority of the then outstanding Registrable Securities (assuming that the Atlas Preferred Units have been converted in accordance with the terms thereof); provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.13 No Presumption. If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.14 Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Titan Unitholders (and their permitted transferees or assignees) and Atlas shall have any obligation hereunder and that, notwithstanding that one or more of the Titan Unitholders may be a corporation, partnership or limited liability company, no recourse under this Agreement or the Merger Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of a Titan Unitholder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of any Titan Unitholder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of a Titan Unitholder under this Agreement or the Merger Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

ATLAS RESOURCE PARTNERS, L.P.

By: Atlas Resource Partners GP, LLC,
its general partner

	By:	/s/ Sean P. McGrath
Sean P. McGrath
Chief Financial Officer

Address for notices:	Atlas Resource Partners, L.P.
1845 Walnut Street, 10th floor
Philadelphia, PA 19103
	Fax:	215-405-3823
	Attn:	Sean P. McGrath

With copies to:	Ledgewood
1900 Market Street, Suite 750
Philadelphia, PA 19103
	Fax:	215-735-2513
	Attn:	Lisa A. Ernst

[Signature Page to Registration Rights Agreement]

R/C ENERGY IV TGP HOLDINGS, L.P.

By: Riverstone Holdings LLC, its general partner

	By:	/s/ Thomas Walker
	Name:	Thomas Walker
	Title:	Managing Director

Address for notices:	R/C Energy IV TGP Holdings, LLC
c/o R/C Energy IV TGP Holdings, L.P.
c/o Riverstone Holdings LLC
712 Fifth Avenue, 51st Floor
New York, NY 10019
Attn: Robert M. Tichio
Phone: 212-271-2935
Email: robert@riverstonellc.com

With copies to:	Riverstone Investment Group, LLC
712 Fifth Avenue, 51st Floor
New York, NY 10019
Attn: General Counsel
Fax: 1-888-801-9301

[Signature Page to Registration Rights Agreement]

Exhibit A

Titan Unitholders and Addresses for Notices

a.	Hollis Sullivan

904 Cantabria Court

Westworth Village, TX 76114

b.	William Ford

4925 Quail Springs Drive

Wichita Falls, TX 76302

c.	Michael Schumacher

4106 Somerset Court

Grapevine, TX 76051

d.	Hammack SP, LLC

c/o Christopher Hammack

1808 Firenze Street

Keller, TX 76262

e.	R/C Energy IV TGP Holdings, L.P.

c/o Riverstone Holdings LLC

712 Fifth Avenue, 51st Floor

New York, NY 10019

Ex. A